Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLUELINX HOLDINGS INC.

                BlueLinx Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that:

                1.             The original Certificate of Incorporation of BlueLinx Holdings Inc. was filed with the Secretary of State of the State of Delaware on August 26, 2004.

                2.             Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation of BlueLinx Holdings Inc. restates, integrates and further amends the provisions of the Certificate of Incorporation of BlueLinx Holdings Inc.

                3.             This Amended and Restated Certificate of Incorporation of BlueLinx Holdings Inc. shall be effective upon filing with Secretary of State of the State of Delaware.

                4.             The text of the Certificate of Incorporation of BlueLinx Holdings Inc. is hereby amended and restated to read as follows:

ARTICLE I

The name of the Corporation is BlueLinx Holdings Inc. (the “Corporation”).

ARTICLE II

                The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, County of Kent, City of Dover, Delaware 19901.  National Corporate Research, Ltd. is the Corporation’s registered agent at that address.

ARTICLE III

                The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

                A.            Authorized Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred thirty million (130,000,000) shares, consisting of: (i) one hundred million (100,000,000) shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), and (ii) thirty million (30,000,000) shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”).

                B.            Common Stock.  Subject to the DGCL, this Amended and Restated Certificate of Incorporation and the rights, if any, of the holders of any outstanding series of Preferred Stock, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant or rights or privileges in the Corporation’s Amended and Restated Certificate of Incorporation, including, but not limited to, the following rights and privileges:

                                (i)            Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

                                (ii)           The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

                                (iii)          Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

                C.            Preferred Stock.  The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series.  The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors.  A certificate of designations setting forth any such designation, preferences, rights, restrictions or limitations shall be filed with the Delaware Secretary of State prior to the issuance of any shares of such series.

                                The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

(i)            The number of shares constituting that series and the distinctive designation of that series;

(ii)           The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)          Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)          Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)           Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

(vi)          The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(vii)         Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.

ARTICLE V

                The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.  No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VI

                The Corporation shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (i) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except as otherwise provided by law.  Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws of the Corporation (as the same may provide from time to time) (the “Amended and Restated Bylaws”), the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated Bylaws, in any written agreement with the Corporation, or in the specific case by the Board of Directors or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit.  Nothing in this Article VI shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Corporation otherwise may be entitled under the Amended and Restated Bylaws, any written agreement with the Corporation or otherwise.  The Corporation may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification  and advancement of expenses of directors and officers of the Corporation.  Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in this Article VI.  No amendment or repeal of this Article VI shall adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment or repeal.

ARTICLE VII

                The Board of Directors shall have the power to adopt, amend or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any Bylaw.

ARTICLE VIII

                The election of directors of the Corporation need not be by written ballot, unless the Amended and Restated Bylaws of the Corporation otherwise provide.

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                IN WITNESS WHEREOF, the undersigned, being the General Counsel and Secretary of the Corporation, does make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 7th day of December, 2004.

/s/ Barbara V. Tinsley
Name: Barbara V. Tinsley
Title: General Counsel and Secretary